Exhibit 99.1

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Second Quarter 2016 Results

Announces Debt Retirement, Initiation of Quarterly Dividend, Expanded Share Repurchase Plan

Identifies Initiatives for Future Growth

Expands U.S. Retail Optimization and Store of the Future Plan

Launches $250 Million Cost Savings Program

Boca Raton, Fla., August 3, 2016 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, today announced results for the second quarter ended June 25, 2016.

“We are making good progress rebuilding our sales pipeline and moving our overall business forward, despite the disruption of the prolonged Staples acquisition attempt,” said Roland Smith, chairman and chief executive officer for Office Depot. “The initiatives we announced today are a result of our comprehensive strategic business review which is now substantially complete. In the near term, we remain focused on executing our Critical Priorities, completing the OfficeMax merger integration, implementing our new cost saving programs, and returning capital to shareholders. Longer term, our business review has also identified several attractive growth initiatives that we intend to aggressively pursue.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2016 were $3.2 billion compared to $3.4 billion in the second quarter of 2015, a decrease of 6%.

In the second quarter of 2016, Office Depot reported operating income of $253 million and net income of $210 million, or $0.38 per share. In the second quarter of 2015, the company reported an operating loss of $51 million and a net loss of $58 million, or $0.11 loss per share.

Adjusted (non-GAAP) Results (1)

Total adjusted sales in the second quarter of 2016 declined 3% compared to the prior year period, excluding the impact of U.S. retail store closures and foreign currency translation.

Adjusted operating income for the second quarter of 2016 was $67 million compared to an adjusted operating income of $73 million in the second quarter of 2015. For the second quarter of 2016, adjusted operating income excludes a net credit totaling $187 million, comprised of a $250 million fee paid by Staples in connection with the termination of the merger agreement, partially offset by charges including $34 million in Staples acquisition expenses, $25 million in expenses related to the Office Depot/OfficeMax integration and $4 million in restructuring activities.

Adjusted net income for the second quarter of 2016 was $19 million, or $0.03 per share, compared to adjusted net income of $32 million, or $0.06 per share, in the second quarter of 2015. Adjusted net income in the second quarter of 2016 excludes the after-tax impact from the special charges and credits and reflects the negative impact of a higher tax rate due to losses in non-U.S. jurisdictions with valuation allowances.

Consolidated (in millions, except per share amounts)	2Q16	2Q15	YTD16	YTD15
Selected GAAP measures:
Sales	$3,218	$3,440	$6,762	$7,317
Sales decline from prior year period	(6)%		(8)%
Gross profit	$747	$814	$1,603	$1,751
Gross profit margin	23.2%	23.7%	23.7%	23.9%
Operating income (loss)	$253	$(51)	$325	$36
Net income (loss)	$210	$(58)	$256	$(13)
Net earnings (loss) per share (most dilutive)	$0.38	$(0.11)	$0.46	$(0.02)
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding impact from U.S retail store closures and foreign currency translation	(3)%		(4)%
Adjusted operating income	$67	$73	$181	$208
Adjusted operating income margin	2.1%	2.1%	2.7%	2.8%
Adjusted net income (loss)	$19	$32	$76	$103
Adjusted net earnings (loss) per share	$0.03	$0.06	$0.14	$0.19

(1)	Adjusted results include non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, Staples acquisition and asset impairments. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes the impact from foreign currency translation and sales attributable to U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Divisional Results

North American Retail Division

Retail Division sales were $1.2 billion in the second quarter of 2016 compared to $1.3 billion in the prior year period. Second quarter sales declined 7%, primarily due to the impact of planned store closures in the twelve months through June 25, 2016. Same-store sales in the quarter declined 1% primarily due to lower transaction counts, partially offset by higher average order value. Same-store sales benefited from the positive impact of transferred sales from closed stores.

North American Retail (in millions)	2Q16	2Q15	YTD16	YTD15
Sales	$1,249	$1,342	$2,755	$2,995
Same-store sales increase (decline) from prior year	(1)%		(1)%
Division operating income (loss)	$30	$42	$132	$128
Division operating income (loss) margin	2.4%	3.1%	4.8%	4.3%

Retail Division operating income was $30 million, or 2.4% of sales, in the second quarter of 2016 compared to $42 million, or 3.1% of sales, in the second quarter of 2015. The decline from the prior year quarter primarily reflected $15 million in favorable legal settlements recorded in the second quarter of 2015 and a lower gross margin rate, partially offset by lower occupancy costs and selling, general and administrative expenses including payroll.

Office Depot ended the second quarter of 2016 with a total of 1,513 retail stores in the North American Retail Division. During the quarter, the company closed 42 stores, completing the previously announced 400 store closure plan.

North American Business Solutions Division

Business Solutions Division sales were $1.3 billion in the second quarter of 2016, a decline of 7% compared to the prior year period as reported and in constant currency. Sales were lower in both the contract and direct channels. The contract channel sales decline was driven primarily by customer attrition and fewer customer additions during the period of business disruption related to the prolonged Staples’ acquisition attempt. In the direct channel, decommissioning of legacy OfficeMax ecommerce sites and the ongoing reduction in catalog sales also contributed to the decline in sales.

Business Solutions (in millions)	2Q16	2Q15	YTD16	YTD15
Sales	$1,330	$1,434	$2,698	$2,910
Sales decline in constant currency from prior year	(7)%		(7)%
Division operating income	$63	$63	$109	$120
Division operating income margin	4.7%	4.4%	4.0%	4.1%

Business Solutions Division operating income was $63 million, or 4.7% of sales, in the second quarter of 2016 compared to $63 million, or 4.4% of sales, in the second quarter of 2015. Although operating income was flat compared to the prior year quarter, operating margin increased as the flow-through impact from lower sales was offset by a higher gross margin rate and lower selling, general and administrative expenses including payroll and advertising.

International Division

International Division sales were $0.6 billion in the second quarter of 2016, a decline of 4% compared to the prior year period, reflecting the negative impact of foreign currency translation. International sales declined 2% in constant currency primarily due to the continued business disruption from the prolonged Staples’ acquisition attempt and ongoing European sale process, the exit of unprofitable business in Asia and ongoing competitive market pressures.

International (in millions)	2Q16	2Q15	YTD16	YTD15
Sales	$639	$664	$1,309	$1,412
Sales decline in constant currency from prior year	(2)%		(4)%
Division operating income (loss)	$(10)	$2	$(19)	$15
Division operating income (loss) margin	(1.6)%	0.3%	(1.5)%	1.1%

The International Division operating loss was $10 million, or 1.6% of sales, in the second quarter of 2016 compared to an operating income of $2 million, or 0.3% of sales, in the second quarter of 2015. The decline from the prior year quarter primarily reflected the negative flow-through impact of lower sales and a lower gross margin rate, resulting from the initial margin impact of new contract wins, partially offset by lower selling, general and administrative expenses including payroll and support costs.

At the end of the second quarter of 2016, there were a total of 289 retail stores in the International Division, including 149 company-owned stores and 140 stores operated by franchisees and licensees.

Office Depot is exploring strategic alternatives regarding its European business and has a process underway to determine if a sale of this business could be executed on terms acceptable to the company.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $17 million in the second quarter of 2016 compared to $34 million in the second quarter of 2015. This decrease was primarily driven by synergies achieved at the corporate level as a result of the OfficeMax merger.

Balance Sheet and Cash Flow

As of June 25, 2016, Office Depot had $1.1 billion in cash and cash equivalents and approximately $1.1 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.2 billion. Total debt was $654 million, excluding $808 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the second quarter of 2016, cash provided by operating activities was $287 million, including a $250 million fee paid by Staples in connection with the termination of the merger agreement, partially offset by $37 million in acquisition-related expenses, $31 million in OfficeMax merger-related costs and $16 million in International and other restructuring costs. Capital expenditures were $23 million in the second quarter of 2016, $6 million of which were related to the merger integration. The company repurchased a total of 7 million shares of its outstanding common stock during the quarter for a total cost of $26 million.

Update on Comprehensive Business Review and Strategy

In conjunction with the announcement of the Staples merger termination on May 16, 2016, Office Depot announced that it had engaged Bain & Company to assist with finalizing a comprehensive strategic review of its business. This review included a detailed analysis of the company’s current operating model, growth opportunities and cost structure to support the company’s overall Framework for Growth. The result is a three-year strategic plan to grow profitability and provide shareholder value that contains four key elements: accelerating opportunities in the contract channel, optimizing and reinventing the North American Retail model, implementing multi-year cost reductions across the company and returning capital to shareholders. This review is substantially complete and a number of initiatives are underway across the business.

Identifies Initiatives for Future Growth

Office Depot has identified a number of opportunities to grow sales in the contract channel by improving penetration into adjacent categories and increasing share of wallet with existing customers. One attractive opportunity is in the facilities space where the company can leverage its relationships with current customers by offering an expanded assortment of products. The market for these products remains large and fragmented, with attractive growth potential for Office Depot. The company intends to aggressively compete in this space by adding additional core products, leveraging its supply chain capabilities and increasing selling efforts to drive penetration.

Expanding U.S. Retail Optimization and Store of the Future Plan

During the second quarter of 2016, Office Depot completed the first phase of the U.S. Retail Store Optimization that was launched in 2014. This plan resulted in the closure of 400 stores, with sales transfer rates in excess of the company’s 30% stated target, leading to over $100 million in ongoing benefits. Based on the success of this initiative, Office Depot is expanding this plan to include approximately 300 additional store closures over the next three years.

The company intends to build on the early success of its store of the future format by expanding the pilot program to a total of 24 stores by the end of 2016 with 100 stores targeted for 2017. This format features a smaller 15,000 sq. ft. footprint and is designed to provide customers with an enhanced shopping experience including a curated assortment of products and expanded services. Office Depot expects that many of these elements will be incorporated across the retail portfolio in the coming years which will create a more consistent and efficient retail operating model with enhanced sales per square foot.

Launching Additional Cost Savings Program

As part of the comprehensive business review process, several opportunities were identified to increase efficiencies and optimize the organization. Accordingly, the company is launching a number of initiatives across key business areas to capture these savings including the implementation of a more effective customer coverage model, a reduction in indirect procurement costs, lower overall general and administrative costs as well as realizing the benefits from the expanded U.S. retail store optimization program. In total, these initiatives are expected to deliver over $250 million in annual benefits by the end of 2018.

These savings are in addition to the expected merger synergy benefits of more than $750 million from the OfficeMax integration and will bring the total of annual savings benefits realized since 2014 to more than $1 billion by the end of 2018.

Optimizing Capital Structure

In conjunction with the comprehensive business review, Office Depot also completed an analysis of its capital structure during the second quarter. The company recently announced the extension of its $1.2 billion asset-based credit facility for an additional five years to provide for long term liquidity and had approximately $2.2 billion in total liquidity at the end of the second quarter of 2016. Based on this liquidity position, Office Depot announced today that it is calling its outstanding 9.75% senior secured notes due 2019 for redemption on September 15, 2016. The notes are currently callable at a price equal to 104.875% of the principal amount for a total consideration of approximately $262 million. The company will realize annual cash interest savings of approximately $24 million as a result of this debt retirement.

Initiating a Quarterly Dividend

In recognition of the company’s strong liquidity position and confidence in the ability to generate future cash flow, the Office Depot Board of Directors has approved the initiation of a quarterly cash dividend. The company has declared an initial dividend of $0.025 per share ($0.10 per share on an annualized basis) on the common stock of the company payable on September 15, 2016, to shareholders of record at the close of business August 25, 2016.

Increasing Share Repurchase Authorization

On May 31, 2016, the company announced that its Board of Directors had authorized a stock repurchase program of up to $100 million of its outstanding common stock. As of July 29, 2016, the company has repurchased approximately 16 million shares for an aggregate cost of $55 million. Office Depot remains committed to enhancing shareholder return and the Board has approved an increase in the stock repurchase authorization from the previously authorized $100 million to a total of $250 million.

Outlook

Office Depot continues to expect total company sales in 2016 to be lower than 2015, primarily due to the impact of store closures, the business disruption from the protracted regulatory process related to the Staples’ acquisition attempt and continued challenging market conditions. The company expects this disruption to continue throughout the year but at a decelerated rate as the company focuses on winning new business.

As a result of the adverse impact on the company’s sales resulting from the prolonged Staples’ acquisition attempt, Office Depot now expects to generate between $450 million and $470 million in adjusted operating income in fiscal 2016.

Office Depot closed 42 stores in the second quarter of 2016 as part of its previously announced U.S. retail store optimization plan. The company expects to close approximately 25 additional stores in 2016 as part of the second phase of this plan.

Total capital expenditures in 2016 are now expected to be approximately $175 million, a reduction of $75 million from the previous target. This estimate includes approximately $50 million in capital spend related to the merger integration. Depreciation and amortization is expected to be approximately $215 million in 2016.

Office Depot continues to expect total annual run-rate merger synergy benefits of more than $750 million from the OfficeMax integration and expects the integration to be substantially complete by the end of 2017. The company expects to incur approximately $70 million of merger integration expenses in 2016 and the remaining $30 million in 2017.

Office Depot anticipates a non-GAAP effective tax rate of approximately 45% in fiscal 2016, dependent on the mix and timing of income across jurisdictions, and an estimated cash tax rate of between 10% and 15% as the company utilizes available tax operating loss carry forwards and credits.

The company expects free cash flow to be in excess of $200 million in 2016 and more than $300 million in 2017 as one-time merger and integration spending abates.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to the termination of Office Depot’s pending acquisition by Staples, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the termination of the Staples Merger Agreement; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Sales	$3,218	$3,440	$6,762	$7,317
Cost of goods sold and occupancy costs	2,471	2,626	5,159	5,566

Gross profit	747	814	1,603	1,751
Selling, general and administrative expenses	681	741	1,421	1,543
Asset impairments	—	4	—	9
Merger, restructuring, and other operating (income) expenses, net	(187)	120	(143)	163

Operating income (loss)	253	(51)	325	36
Other income (expense):
Interest income	6	6	12	12
Interest expense	(25)	(23)	(48)	(48)
Other income (expense), net	—	1	—	2

Income (loss) before income taxes	234	(67)	289	2
Income tax expense (benefit)	24	(9)	33	15

Net income (loss)	$210	$(58)	$256	$(13)

Net earnings (loss) per share
Basic	$0.38	$(0.11)	$0.47	$(0.02)
Diluted	$0.38	$(0.11)	$0.46	$(0.02)

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	June 25, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$1,118	$1,069
Receivables, net	1,055	1,166
Inventories	1,560	1,698
Prepaid expenses and other current assets	112	127

Total current assets	3,845	4,060
Property and equipment, net	750	785
Goodwill	378	378
Other intangible assets, net	47	54
Timber notes receivable	895	905
Deferred income taxes	22	24
Other assets	236	236

Total assets	$6,173	$6,442

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,145	$1,319
Accrued expenses and other current liabilities	1,100	1,355
Income taxes payable	7	13
Short-term borrowings and current maturities of long-term debt	37	56

Total current liabilities	2,289	2,743
Deferred income taxes and other long-term liabilities	417	459
Pension and postretirement obligations, net	182	184
Long-term debt, net of current maturities	617	634
Non-recourse debt	808	819

Total liabilities	4,313	4,839

Commitments and contingencies
Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 557,203,768 in June 2016 and 554,835,306 in December 2015	6	6
Additional paid-in capital	2,624	2,607
Accumulated other comprehensive income	41	30
Accumulated deficit	(727)	(982)
Treasury stock, at cost – 13,274,064 shares in 2016 and 5,915,268 shares in 2015	(84)	(58)

Total equity	1,860	1,603

Total liabilities and stockholders’ equity	$6,173	$6,442

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 25, 2016	June 27, 2015
Cash flows from operating activities:
Net income (loss)	$256	$(13)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	110	150
Charges for losses on inventories and receivables	36	30
Asset impairments	—	9
Changes in working capital and other	(254)	(311)

Net cash provided by (used in) operating activities	148	(135)

Cash flows from investing activities:
Capital expenditures	(49)	(71)
Acquisition, net of cash acquired	—	(10)
Proceeds from disposition of assets and other	12	42

Net cash used in investing activities	(37)	(39)

Cash flows from financing activities:
Net proceeds on employee share-based transactions	1	4
Net payments on long and short-term borrowings	(32)	(12)
Debt related fees	(6)	(1)
Repurchase of common stock for treasury	(26)	—

Net cash used in financing activities	(63)	(9)

Effect of exchange rate changes on cash and cash equivalents	1	(21)
Net increase (decrease) in cash and cash equivalents	49	(204)
Cash and cash equivalents at beginning of period	1,069	1,071

Cash and cash equivalents at end of period	$1,118	$867

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short- and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

(In millions, except per share amounts)

Q2 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Merger, restructuring, and other operating (income) expenses, net	$(187)	5.8%	$(187)	$—	—%
Operating income (loss)	$253	7.9%	$187	$67	2.1%
Net income (loss)	$210	7.0%	$191	$19	0.6%
Earnings (loss) per share (most dilutive)	$0.38		$0.35	$0.03

Q2 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Assets impairments	$4	0.1%	$4	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$120	3.5%	$120	$—	—%
Operating income (loss)	$(51)	(1.5)%	$(124)	$73	2.1%
Net income (loss)	$(58)	(1.7)%	$(90)	$32	0.9%
Earnings (loss) per share (most dilutive)	$(0.11)		$(0.17)	$0.06

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

YTD Q2 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Merger, restructuring, and other operating (income) expenses, net	$(143)	2.1%	$(143)	$—	—%
Operating income (loss)	$325	4.8%	$143	$181	2.7%
Net income (loss)	$256	3.8%	$179	$76	1.1%
Earnings (loss) per share (most dilutive)	$0.46		$0.32	$0.14

YTD Q2 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Assets impairments	$9	0.1%	$9	$—	—%
Merger, restructuring, and other operating (income) expenses, net	$163	2.2%	$163	$—	—%
Operating income (loss)	$36	0.5%	$(172)	$208	2.8%
Net income (loss)	$(13)	0.2%	$(116)	$103	1.4%
Earnings (loss) per share (most dilutive)	$(0.02)		$(0.21)	$0.19

Amounts may not foot due to rounding

Note: The company has deferred tax asset valuation allowances in the US and certain foreign jurisdictions for GAAP purposes. The non-GAAP tax calculation removes the US valuation allowances because of cumulative income on a non-GAAP basis. The foreign valuation allowances remain for the non-GAAP calculations. The effective tax rate for both GAAP and non-GAAP continues to be affected by losses in jurisdictions with valuation allowances. Additionally, the 2016 GAAP effective tax rate reflects benefits from utilization of deferred tax assets because of existing valuation allowances.

Sales Decline Reconciliation:	13 Weeks Ended June 25, 2016	26 Weeks Ended June 25, 2016
Reported (GAAP) sales decline	(6)%	(8)%
Exclusion of foreign currency translation impact	(0)%	(0)%
Exclusion of sales associated with U.S. store closure impacts	(3)%	(4)%

Adjusted Sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(3)%	(4)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q2 2016	YTD Q2 2016
North American Retail (NAR):
Stores opened	—	—
Stores closed	42	51
Total NAR (U.S.) stores	1,513
Total NAR square footage (in millions)	34.1
Average square footage per store (in thousands)	22.5
Total International Company-Owned	149
Total International Franchisees & Licensees	140